Exhibit 10.8

Allied Motion Technologies Inc.

Stock Ownership Plan

For Non-Employee Directors

(adopted November 3, 2010 and amended and restated as of May 13, 2014)

Stock Ownership and Retention Requirements

It is generally desirable for directors to own shares of stock of Allied Motion Technologies Inc. (the “Company”), and for new directors to work toward that goal.  By becoming equity owners, the outside directors assume a personal stake in the success or failure of the Company, and it aligns their financial interests with those of long-term shareholders of the Company.

Pursuant to the Company’s “Stock Ownership Guideline for Non-Employee Directors” (the “Original Guideline”) which was originally adopted on November 3, 2010 and is hereby amended, restated and recaptioned as the “Allied Motion Technologies Inc. Stock Ownership Plan for Non-Employee Directors” (the “Plan”), a new non-employee director is required to make a minimum investment in the purchase of shares of the Company’s common stock equal to three (3) times the annual cash and stock retainer (as defined below) paid or payable to the director during the first twelve (12) months following his or her election or appointment to the Company’s Board of Directors (hereinafter referred to as the “Stock Ownership Requirement”).

The amount of the Stock Ownership Requirement for a new non-employee director is determined at the time he or she is appointed or elected and shall not change during their tenure on the Board.  (By way of example, assuming the cash portion of the Board’s annual cash retainer is $35,000 and the value of the annual stock retainer (which vests over 3 years) is $50,000 at the time a new director is appointed, the investment required to comply with the Stock Ownership Requirement for such director would be $255,000.)  For current non-employee directors (that is, directors serving on the Board prior to the time this Plan was adopted, namely May 12, 2014), the Stock Ownership Requirement shall remain the same $50,000 as required under the Original Guideline.

A director’s annual retainer includes: (a) any shares of the Company’s stock, including restricted stock, issued or issuable to the director as part of the director’s annual retainer, and (b) the annual cash retainer fees (currently paid quarterly), but will not include chairperson fees or Board or Committee attendance fees.

All directors shall retain the required minimum cumulative number of shares purchased in accordance with the Stock Ownership Requirement under this Plan as long as they remain a member of the Company’s Board of Directors, subject to any exceptions granted pursuant to the hardship exception provisions set forth below.

For purposes of this Plan, the term “purchase” includes: (a) shares of the Company’s common stock purchased directly by a director, including upon the exercise of stock options, (b) shares of the Company’s common stock purchased by or in the director’s individual retirement account (IRA) or other tax qualified retirement plan, (c) shares of the Company’s common stock purchased by a director’s spouse living in the same household, and (d) shares of the Company’s common stock purchased by a trust for the benefit of the director or his or her spouse, children, grandchildren, parents, brothers and/or sisters.  Awards of restricted stock made pursuant to the Company’s 2007 Stock Incentive Plan, or any successor plans, shall count towards the Stock Ownership Requirement.

A new non-employee director will be allowed a grace period to meet the Stock Ownership Requirement in full, from the date of initial election or appointment to the Board through the fifth (5th) anniversary of such election or appointment (the “Grace Period”).  For current non-employee directors, the five-year Grace Period shall begin as of the original effective date of the Original Guideline (namely, November 3, 2010).

Non-employee directors may satisfy the Stock Ownership Requirement in part over the course of the Grace Period, as follows:

Anniversary Following Initial Election or Appointment	Minimum Percent of the Stock Ownership Requirement (Cumulative)
1st	20%
2nd	40%
3rd	60%
4th	80%
5th and Thereafter	100%

In the event that a director has not satisfied the minimum cumulative percentage ownership level on each anniversary date following the director’s initial election or appointment during the Grace Period, the director must apply not less than 50% of each subsequent quarterly cash retainer to the purchase of Company stock until the minimum cumulative percentage ownership level is achieved. Any such required purchases may be made directly by the director in the open market or from the Company pursuant to the stock-in-lieu provisions set forth below.

Until such time as the director satisfies the Stock Ownership Requirement, the director must hold 100% of the shares of Common Stock received as stock awards pursuant to any equity compensation plan, upon lapse of the restrictions upon restricted stock and upon exercise of stock options (net of any shares used to pay for the exercise price of the option and/or tax withholding).

Hardship exceptions to any of the terms, conditions and requirements under this Plan may be made at the discretion of the Chair of the Governance and Nominating Committee. Any hardship exception requested by the Chair of the Governance and Nominating Committee shall be directed to, and decided by, the other members of the Governance and Nominating Committee.

Stock-in-Lieu of Cash Retainer

Each non-employee director may elect to forego receipt of all or a portion of any Board, Committee or special retainer otherwise payable in cash under the Company’s non-employee director compensation program in exchange for Common Stock issued in accordance with the following provisions:

Shares Applicable to Stock Ownership Requirement. All shares acquired by a non-employee director pursuant to an election to take stock in lieu of cash, as provided below, shall qualify in satisfying such director’s Stock Ownership Requirement.

Election Procedure. The number of shares of Common Stock received by any non-employee director with respect to a payment date shall equal the amount of foregone cash retainer divided by the Fair Market Value (as defined below) of a share of Common Stock on the relevant payment date, rounded down to the nearest whole share, with the dollar amount of any fractional share paid in cash on the payment date.  If the cash retainer would be paid during a blackout period as defined in the Company’s Insider Trading Policy, then the payment date as used herein for the purchase of shares will be the first day of the next Trading Window as defined in the Insider Trading Policy.  For the purpose of this Plan, the Fair Market Value of a share of common stock on a given date shall be the consolidated closing bid price on that date as reported by the NASDAQ Stock Market.  If there are no common stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were common stock transactions.

Election.  A non-employee director may elect Common Stock in place of cash by submitting a written or electronic election to the Company’s Secretary, in such form as the Company determines, by the date established by the Company prior to such payment date.

Number of Authorized Shares.  There are 100,000 shares of the Company’s Common Stock reserved for issuance pursuant to this Plan.

Adjustments in Authorized Shares.  If a dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects the Company’s Common Stock, then the Company’s Board of Directors shall, in such manner as it may determine equitable, substitute or adjust any or all of the remaining limits on the number and kind of shares available under the Plan. The decision of the Board of Directors shall be final and binding.

Share Shortfalls.  If any election under this Plan would cause the number of shares of Common Stock required to be issued under this Plan to exceed the authorized shares, then any then current elections of non-employee directors shall be reduced or disregarded to the extent necessary, as determined by the Compensation Committee of the Board of Directors in an equitable manner, to avoid exceeding the authorized shares.  The decision of the Compensation Committee shall be final and binding. No further elections shall be made or shall be valid until such time, if any, as additional shares of Common Stock become available for purchase under this Plan.

Inside Information.  All purchases of Company stock are subject to compliance with Section 16 of the Securities Exchange Act of 1934, as amended, and the Company’s Insider Trading Policy including the defined Trading Window.

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This Plan can be amended, modified and terminated at any time, on a prospective basis, by the Company’s Board of Directors in its sole and absolute discretion.